Exhibit 99.1

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. ANNOUNCES CHRIS HOMFRAY TO SUCCEED
WILLIAM APTED AS PRESIDENT OF ITS EUROPEAN DIVISION

Philadelphia, PA – July 19, 2006.   Crown Holdings, Inc. (NYSE:CCK) announced today that Chris Homfray, age 48, has been selected to succeed William Apted, age 58, as President of its Crown Europe Division effective September 30, 2006. Earlier this year, Mr. Apted, President of the Division since 2000, informed the Company of his decision to retire. Mr. Homfray will report to John W. Conway, Crown’s Chairman and Chief Executive Officer.

Mr. Conway commented, “When Bill was first appointed President of the Europe Division six years ago he immediately began implementing initiatives which improved the Division’s market presence across Europe and the Middle East as well as the Division’s operating and financial performance. He will be leaving us with a much stronger and better business. We wish him the best.”

“Chris was selected for this key position from a number of highly capable Crown managers based on his proven track record of leadership, managerial skills and innovative thinking, as well as his knowledge and expertise of both the operational and customer service sides of our business. His promotion underscores the breadth and depth of talent and experience within the Company.”

Mr. Homfray has been in the packaging industry for more than a decade, all of which has been with Crown in positions of increasing responsibility. He is currently a Senior Vice President responsible for Crown Food Europe. He joined the Company as Commercial Director for food packaging products in Europe in 1995.

Mr. Homfray has an engineering science degree from Oxford University and a MBA from Manchester Business School in the U.K.

Crown makes a wide range of metal packaging for food, beverage, personal care, household and industrial products and can making equipment. The Company’s business is structured geographically within three divisions: Americas, Europe and Asia Pacific. The European Division is comprised of 75 plants in 28 countries across Europe, the Middle East and Africa, employing approximately 12,000 people. In 2005, 52% of the Company’s $6.9 billion net sales were generated by its European Division.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, PA.

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For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.